Exhibit 99.A2 (d)

AMENDMENT NO. 4 TO

THE STANDARD TERMS AND CONDITIONS OF TRUST

This Amendment No. 4 to the Standard Terms and Conditions of Trust, dated as of November 16, 2012 (“Amendment No. 4”), by and between Invesco PowerShares Capital Management LLC, as sponsor (in such capacity, the “Sponsor”), and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”) amends the Standard Terms and Conditions of Trust dated as of March 1, 1999, and effective as of March 4, 1999, as amended on April 17, 2001, February 4, 2004 and January 1, 2006 (collectively, the “Standard Terms”), by and between the Sponsor, or its predecessor as sponsor, and the Trustee of PowerShares QQQ TrustSM, Series 1  (the “Trust”).  Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Standard Terms.

WITNESSETH THAT:

WHEREAS Section 10.01(a)(1) of the Standard Terms authorizes the Trust’s sponsor and trustee to amend the Standard Terms, without the consent of the Beneficial Owners, to make such other provisions in regard to matters or questions arising thereunder as will not adversely affect the interests of Beneficial Owners; and

WHEREAS the Trust’s sponsor and trustee have entered into three prior amendments to the Standard Terms, dated April 17, 2001, February 4, 2004 and January 1, 2006; and

WHEREAS the Sponsor and the Trustee now desire to further amend the Standard Terms as provided herein.

NOW, THEREFORE, in consideration of the premises the Sponsor and the Trustee agree as follows:

1.              Section 2.04 of the Standard Terms is supplemented and amended to add  after paragraph (o):

(p)  The Trustee may employ one or more agents, which may, but for the avoidance of doubt, is not required to be, the Sponsor or an affiliate of the Sponsor, to perform one or more of the duties specified in this Section 2.04 and in Section 3.07, and the Trustee shall have no liability for the default or misconduct of any such agent(s) if the agent(s) have been selected by the Trustee in good faith; provided, however, that notwithstanding anything contained in the Standard Terms, including Section 8.01(f), the fees, expenses and disbursements of any such agent employed by the Trustee to perform any of the duties specified in Section 2.04 or Section 3.07 shall be payable by the Trustee from its own assets and shall not be charged as an expense pursuant to Section 8.04(c) (except that expenses and disbursements of any such agent that would constitute expenses or disbursements of the Trust if incurred by the Trustee shall be charged to the Trust).

2.              Section 4.01 of the Standard Terms is supplemented and amended to add after the last sentence of Section 4.01 the following:

The Trustee may employ one or more agents, which may, but for the avoidance of doubt, is not required to be, the Sponsor or an affiliate of the Sponsor, to make any evaluation of Securities required pursuant to the preceding sentence, and the Trustee shall have no liability for the default or misconduct of any such agent(s) if the agent(s) have been selected by the Trustee in good faith; provided, however, that, notwithstanding anything contained in the Standard Terms, including Section 8.01(f), the fees, expenses and disbursements of any such agent employed by the Trustee to perform any such evaluation shall be payable by the Trustee from its own assets and shall not be charged as an expense pursuant to Section 8.04(c) (except that expenses and disbursements of any such agent that would constitute expenses or disbursements of the Trust if incurred by the Trustee shall be charged to the Trust).

3.              Pursuant to Section 10.01 of the Standard Terms, the parties hereby agree that this Amendment No. 4 is made in compliance with the provisions of Section 10.01(a) thereof and that the parties hereto have determined in good faith that the amendments contained in this Amendment No. 4 will not adversely affect the interests of the Beneficial Owners.

4.              Pursuant to Section 10.01 of the Standard Terms, the Trustee agrees that it shall promptly furnish each DTC Participant with sufficient copies of a written notice of the substance of the terms of this Amendment No. 4 for transmittal by each such DTC Participant to the Beneficial Owners of the Trust.

5.              Except as amended hereby, the Standard Terms as now in effect are in all respects ratified and confirmed hereby.  For the avoidance of doubt, this  Amendment No. 4 and all of its provisions shall be deemed to be a part of the Standard Terms, and the Standard Terms, as amended hereby and previously amended, are and have been, respectively, incorporated in the Trust Indenture and Agreement dated as of March 4, 1999, as previously amended by Amendment No. 1 thereto, dated March 4, 2007.

6.              This Amendment No. 4 shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws thereof, and all laws or rules of construction of such State shall govern the rights of the parties thereto and the Beneficial Owners and the interpretation of the provisions hereof.

7.              This Amendment No. 4 may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same Amendment No. 4.  Each of the parties hereto acknowledges having received an executed counterpart of this Amendment No. 4.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to be duly executed as of the day and year set forth herein.

Invesco PowerShares Capital Management LLC,
as Sponsor

By:	/s/ Benjamin Fulton
	Name:	Benjamin Fulton
	Title:	Manager

The Bank of New York Mellon,
as Trustee

By:	/s/ Thomas Porrazzo
	Name:	Thomas Porrazzo
	Title:	Managing Director